February 23, 2007

FP Technology, Inc.
181 Wells Avenue
Newton, Massachusetts 02459

Re: FP Technology, Inc. - Registration Statement on Form SB-2

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-B2 (the “Registration Statement”) filed by FP Technology, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on February 23, 2007 under the Securities Act of 1933, as amended (the “Securities Act”), you have requested our opinion with respect to the matters set forth below.

You have provided us with a draft of the Registration Statement in the form in which it will be filed, which provides for the registration by the Company related to the registration under the Securities Act of 1933, as amended, of (i) 2,063,798 currently outstanding shares of the Company’s common stock, $0.001 par value per share (the “Outstanding Shares”), (ii) 1,040,000 shares of the Company’s common stock, $0.001 par value per share, issuable upon conversion of principal and interest under the Company’s Senior Secured Convertible Notes Due 2009 (the “Notes”) (the “Conversion Shares”), and (iii) 1,650,000 shares of the Company’s common stock, $0.001 par value per share, issuable upon the exercise of common stock purchase warrants (the “Warrants”) (the “Warrant Shares”, and together with the Outstanding Shares and Conversion Shares, the “Shares”). The Shares may be sold to the public by the selling stockholders identified in the prospectus constituting a part of the Registration Statement.

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance by the Company of the Outstanding Shares and the authorization for issuance of the Conversion Shares and Warrant Shares.

We are of the opinion that (i) the Outstanding Shares have been duly authorized and legally issued and are fully paid and nonassessable, (ii) the Conversion Shares have been duly authorized and, upon conversion of the Notes pursuant to their terms, will be legally issued, fully paid and nonassessable, and (iii) the Warrant Shares have been duly authorized and, upon exercise of the Warrants pursuant to their terms, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any supplements and amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP